Exhibit 99.1


       Insituform Technologies, Inc. Announces Acquisition
                    of Netherlands Licensee

Business Editors


     CHESTERFIELD, Mo.--June 1, 1999--Insituform Technologies, Inc. (NASDAQ National Market: INSUA) ("Insituform") today announced that it has acquired its Insituform(R) Process licensee in the Netherlands.

     Anthony W. Hooper, Chairman, President and CEO of Insituform stated that, "This acquisition is a further step in Insituform's growth strategy. By acquiring the Netherlands licensee, Riooltechnieken Nederland B.V., from BFI Holdings B.V., Insituform will be able to create an integrated operation, with headquarters in Paris, covering the UK, Ireland, the Netherlands, Belgium, France, Spain and Portugal. This grouping will be able to compete more effectively by implementing the same integration strategies that Insituform has successfully employed in its North American operations. Based on the Dutch company's current results, we expect this acquisition to be accretive to earnings from the start."

     The purchase price was NLG 25 million (approximately $11.8 million) with NLG 4.5 million (approximately $2.1 million) of that sum attributable to the 10% stockholding owned by Riooltechnieken in Insituform Linings PLC ("Linings"). Linings is a joint venture between Insituform and four of its European licensees. Located in Wellingborough, England, Linings manufactures the Insituform(R) tubes used by Insituform and its licensees in Europe and Asia. With this acquisition, Insituform now will own 61% of Insituform Linings with a further small interest held indirectly through its joint venture in Germany.

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. Insituform owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.



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     This press release contains forward-looking statements, which are inherently subject to risks and uncertainties. Insituform's future results could differ from those currently anticipated due to a number of factors, including, without limitation, the competitive environment for Insituform's products and services, the geographical mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time.


CONTACT: Insituform Technologies, Inc.
         Anthony W. Hooper, 636/530-8000